SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2006

Commission File Number 000-51158

TRUEYOU.COM, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
13-4024017
(IRS Employer Identification No.)

Building No. 501, Fifth Floor, 7 Corporate Park, Norwalk, CT 06851
(Address of principal executive offices)

Registrant’s telephone number including area code: (203) 295-2121

Not applicable
(Former name or former address, if changed since last report)

Item 1.01	Entry into a Material Definitive Agreement.

        On June 1, 2006, TrueYou.Com Inc., a Delaware corporation (the “Company”), entered into a Separation Agreement and Mutual Release with its President, John Higgins (the “Separation Agreement”) pursuant to which Mr. Higgins resigned as an officer and director of the Company effective June 30, 2006. The Separation Agreement provides, among other things, that (i) the Company will pay Mr. Higgins his base salary for a period of twelve months following June 30, 2006 with such payments to be reduced by any compensation he receives from any subsequent employer, (ii) Mr. Higgins will retain 200,000 options to purchase the common stock of Klinger Advanced Aesthetics, Inc., the Company’s operating subsidiary, such options to be exercised within three years from June 30, 2006 or two years after such options are exchanged into options of the Company, whichever is later, (iii) Mr. Higgins may continue to participate in the Company’s medical benefits program until the earlier of 12 months following June 30, 2006 or such time that he obtains coverage from a subsequent employer, and (iv) if the Company consults with Mr. Higgins on matters related to the Company’s business after June 30, 2006, the Company will compensate Mr. Higgins at the rate of $150.00 per hour for such consulting services. Mr. Higgins also agreed to certain covenants prohibiting solicitation of the Company’s employees or consultants for a period of two years.

        The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On June 1, 2006, John Higgins entered into an agreement with the Company whereby he resigned from his position as President of the Company and a member of its Board of Directors, such resignation to be effective as of June 30, 2006.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Separation Agreement and Mutual Release dated June 1, 2006 between TrueYou.Com Inc. and John Higgins.

SIGNATURES

        Pursuant to the requirements of Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 2, 2006

TRUEYOU.COM INC.
By: /s/ Matthew Burris
Name: Matthew Burris Title: Chief Financial Officer